An offering statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein (the “Securities”) has been filed with the U.S. Securities and Exchange Commission. Information contained in this preliminary offering circular (the “Preliminary Offering Circular”) is subject to completion or amendment. The Securities may not be sold nor may offers to buy be accepted before the Offering Statement is qualified. This Preliminary Offering Circular will not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of the Securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The issuer of the Securities may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days after the completion of its sale to you that contains the uniform resource locator where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	November 17, 2020

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1.

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Offering Statement has been qualified by the Commission

Robot Cache US Inc.

5910 Pacific Center Boulevard, Suite 310

San Diego, California 92121

+1.858.252.4001

RobotCache.com (the contents of which do not constitute part of this Offering Circular)

Up to 16,501,650 Units

Units Consisting of 2 Shares of Common Stock and

A Warrant to Purchase 1 Share of Common Stock

Aggregate Offering Amount: $10,000,000

Minimum Investment: $1,000 (1,650 Units)

Robot Cache US Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of units, each of which consists of two (2) shares (each, a “Share”) of our common stock, par value $0.001 per Share (the “Common Stock”), and one (1) warrant (each, a “Warrant”) to purchase one (1) Share at an exercise price of $1.00 per Share, subject to the conditions set forth in “Securities Being Offered” (such units, the “Units”). The number of Units subject to this Offering is 16,831,683. Of that amount, we are offering for sale, to the public, up to 16,501,650 Units at a fixed price of $0.6060 per Unit (the “Offering Price”). The minimum purchase per investor is $1,000.00 (1,650 Units). Additional purchases may be made in multiples of $500.00 (825 Units). No investor will be entitled to a fractional Unit, Share or Warrant. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number.

This Offering, which is not subject to the sale of any minimum number of Units, is being conducted on a “best efforts” basis through a registered broker-dealer, which will be paid (i) a brokerage commission, in cash, of 6% of the aggregate Offering Price of all Units sold in this Offering and (ii) a securities commission – that is, a commission paid in Units – of 2% of all Units sold in this Offering. The 330,033 Units not being offered for sale in this Offering are being reserved for the payment of that securities commission, as described below. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. The Company is offering Shares and Warrants only as Units, and only in the combination described above; Shares are not being offered separately from Warrants. No Company stockholder is selling Units, Shares or Warrants in this Offering. The Units purchased by an investor will automatically separate into the component Shares and Warrant after the Company’s acceptance, if any, of the investor’s subscription and the payment by the investor of the Offering Price for the Units so purchased.

Sale of the Units will commence within two calendar days after the date (the “Qualification Date”) as of which the Commission qualifies the offering statement (the “Offering Statement”) related to this offering circular (this “Offering Circular”). The Units will be offered for sale on a continuous basis, pursuant to Rule 251(d)(3)(i)(F) of Regulation A (“Regulation A”) under the Securities Act of 1933 (the “Securities Act”), until the earliest of (i) the 120th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. If we sell all of the 16,501,650 Units we are offering, our gross proceeds will be $10,000,000. All funds raised will become available to us and will be used as described under “Use of Proceeds.” Investors are advised that unless their subscriptions are rejected, they will not be entitled to a return of their subscription funds and could lose their entire investment.

If any subscriptions are rejected, the associated sale proceeds will be returned to the related investors, without interest. Otherwise, because this Offering is not conditioned on the sale of any minimum number of Units, proceeds from the sale of Units will be retained by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Underwriting Discount and Commissions		Proceeds to Company(2)	Proceeds to Other Persons
Per Unit:	$0.6060	$0.0364	(1)	$0.5696	$0.00
Total Minimum:	N/A	N/A	(1)	N/A	N/A
Total Maximum:	$10,000,000.00	$600,000	(1)	$9,400,000.00	$0.00

(1)	The Units are being offered on a “best efforts” basis through OpenDeal Broker LLC (“ODB”), a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). As of the date of this Offering Circular, the Company is a party to a selling agreement with ODB. A cash commission of 6% of the aggregate Offering Price will be paid to ODB with respect to all Units sold in this Offering. In addition to the 6% commission, ODB will also receive a securities commission, payable in Units, equal to 2% of all Units sold in this Offering. We may be required to indemnify ODB and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right, in connection with this Offering, to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms, for which we may pay non-contingent fees as compensation.
(2)	The amounts shown are before deducting our organization and offering costs, which include legal, accounting, printing, due diligence, marketing, consulting, referral fees, selling and other costs incurred in this Offering.

NEITHER THE SHARES NOR THE WARRANTS THAT MAKE UP THE UNITS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE UNITS (AND, IMPLICITLY, THE SHARES AND THE WARRANTS) ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE SHARES AND WARRANTS UNDERLYING THE UNITS MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. NEITHER THE UNITS, THE SHARES NOR THE WARRANTS HAVE BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The Company is an early-stage company. As of the date of this Offering Circular, no public market exists for the Shares or the Warrants underlying the Units, and no such public market may ever develop. If it does, it may not be sustained. As of the date of this Offering Circular, our Common Stock is not traded on any exchange or on the over-the-counter market, and we can provide no assurance that it will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.” For more information on the Units, the Shares and the Warrants, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A.

Offering Circular Dated [DATE], 20[  ]

Implications of being an Emerging Growth Company

As an issuer with less than $1 billion in total gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This will be significant if and when we become subject to the ongoing reporting requirements of the Securities Exchange Act of 1934. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.07 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the market value of our Common Stock held by the public exceeded $700 million as of our fiscal year-end.

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THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements. Such forward-looking statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company and its development of the Robot Cache Platform (as defined in “Summary of Offering”) to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of this Offering Circular’s date, based on information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof, and we assume no obligation to update any forward-looking statement or information contained in this Offering Circular.

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ITEM 2.

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ITEM 3.

SUMMARY OF OFFERING

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Units. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Units presents substantial risks and you could lose all or substantially all of your investment.

Robot Cache US Inc. (the “Company,” “we,” “us” or “our”), is a Delaware corporation formed on January 16, 2018. The Company, which operates in over 140 countries worldwide, has developed a proprietary personal computer (“PC”) video game distribution platform that makes possible the distribution of digital PC video game licenses from PC video game publishers (“Publishers”) to persons who play PC video games (“gamers” or “Users”), as well as transfers of those licenses from one User to another. The software platform on its e-commerce website offers an “ecosystem” (the “Robot Cache Platform”) in which visitors may, among other things, purchase PC video game licenses, play PC video games with friends and earn virtual game tokens by using their computers to validate blockchain transactions. The Company aims to generate revenues through (a) commissions received on games purchased within the Robot Cache Platform, (b) retention of a portion of the revenue generated by Users who validate blockchain transactions and (c) advertising revenue.

The Company is hereby offering up to 16,501,650 units, each of which consists of two (2) shares (each, a “Share”) of our common stock, par value $0.001 per Share (the “Common Stock”), and one (1) warrant (each, a “Warrant”) to purchase one (1) Share at an exercise price of $1.00 per Share, subject to the conditions set forth in “Securities Being Offered” (such units, the “Units”) on a “best efforts” basis. As of the date of this Offering Circular, there is no public market for the Company’s securities, and no such public market may ever develop. An investment in the Units involves a high degree of risk. You should purchase Units only if you can afford to lose your entire investment (see “Risk Factors” beginning on page 8 of this Offering Circular).

Sale of the Units will commence within two calendar days after the date (the “Qualification Date”) as of which the Commission qualifies the Offering Statement. The Company will offer the Units for sale until the earliest of (i) the 120th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. The period during which the Company is offering Units for sale is referred to in this Offering Circular as the “Offering Period.” The Company is offering, for sale, Units with an aggregate Offering Price of $10,000,000 (see “Plan of Distribution”). Unless the Offering Period is terminated earlier in accordance with this Offering Circular, this Offering will end on the date on which the Company has accepted subscriptions for up to 16,501,650 Units. During the Offering Period, unless the terms of this Offering are revised, Units will be offered at $0.6060 per Share (the “Offering Price”). During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned if subscriptions are rejected.

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The minimum purchase per investor is $1,000.00 (1,650 Units). Additional purchases may be made in multiples of $500.00 (825 Units). No investor will be entitled to a fractional Unit, Share or Warrant. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number. The Company is offering Shares and Warrants only as Units, and only in the combination described above; Shares are not being offered separately from Warrants. No Company stockholder is selling Units, Shares or Warrants in this Offering. The Units purchased by an investor will automatically separate into the component Shares and Warrant after the Company’s acceptance, if any, of the investor’s subscription and the payment by the investor of the Offering Price for the Units so purchased.

RISK FACTORS

Investing in the Units involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Units. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. If and when our Common Stock is eligible to become quoted, adverse events such as those described below could cause the trading price of the Shares to decline and could result in your losing all or part of your investment in the Units. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks associated with the Company and its business model

We depend on key personnel.

The ability of the Robot Cache Platform project team to maintain the competitive position of the Robot Cache Platform depends to a large degree on the services of the Company’s senior management team and managers. The loss or diminution in the services of members of the senior management team or an inability to attract, retain and maintain additional senior management personnel could have a material adverse effect on the Robot Cache Platform. Competition for personnel with relevant expertise is intense because of the small number of qualified individuals, and that competition may seriously affect the Company’s ability to retain its existing senior management and attract additional qualified senior management personnel, which could have a significant adverse impact on the Robot Cache Platform.

The Company may not successfully commercialize the Robot Cache Platform.

The initial version of the Robot Cache Platform has been completed and launched by the Company. The Company will continue to make changes to the specifications of the Robot Cache Platform for any number of legitimate reasons. The Robot Cache Platform may not meet purchaser expectations at the time of purchase. Furthermore, the software underlying the Robot Cache Platform could experience malfunctions or otherwise fail to be adequately maintained, which may negatively impact the value of the Units.

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Furthermore, if the Company is not successful in its efforts to demonstrate to Publishers and Users Robot Cache Platform’s utility and value, there may not be sufficient demand for Users to commence engaging in transactions in the Robot Cache Platform, and investors could lose some or all of their entire investment.

The business model for the Robot Cache Platform is still evolving and may change.

The structure of the Robot Cache Platform is still evolving and, depending on market conditions and other trends, may be subject to additional change, including, but not limited to, changes in the revenue sharing proportions to be split between the Company and Publishers. Potential investors should be prepared for the Robot Cache Platform to evolve differently from the description in this Offering Circular. The Company reserves the right, in its sole discretion, to modify how the Robot Cache Platform will operate in order to optimize its development.

Purchases of securities of startups, including the Company, involve a high degree of risk.

Financial and operating risks confronting startups are significant. The Company is not immune to those risks. The market in which the Company competes is highly competitive, and the percentage of companies that survive and prosper is small. Startups often experience unexpected problems in the areas of product development, marketing, financing, general management and market acceptance, among others, which frequently cannot be solved. In addition, startups may require substantial amounts of financing, which may not be available through institutional private placements, the public markets or otherwise. The Robot Cache Platform represents a new business venture for the Company’s management team. Its past successes do not guarantee future outcomes or the Robot Cache Platform’s long-term success.

The Company is entering a competitive industry with a clear market leader.

Valve Corporation (“Valve”), which operates a PC video game platform known as “Steam,” has a significant market share of the PC video game market. Valve or another competing platform (e.g., the Epic Games Store) could use the same technology and protocols that will underlie the Robot Cache Platform (by either directly or indirectly reverse-engineering) and could attempt to facilitate services materially similar to those of the Company. Valve or another competing platform could lower its prices to provide the same competitive pricing for Publishers as the Company or could develop a secondary market for PC video games, either of which may make competing with Valve or another platform difficult. Our competition with Valve and other competing platforms could lead to the Company’s being unable to become profitable.

Our ability to build brand awareness in a highly competitive market will significantly impact whether our application becomes successful.

We believe that developing and maintaining awareness of the Robot Cache Platform and brand in a cost-effective manner are critical to achieving widespread acceptance of our existing and future services and are important elements in attracting new Users. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new subscribers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

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The Robot Cache Platform may not be widely adopted and may have limited Users.

The success of the Robot Cache Platform depends on obtaining, retaining and expanding our total User base and monetizing it by attracting Users. We must convince prospective Users of the benefits of our service and keep them convinced of the value of our service. If we cannot attract and maintain a sufficient number of ongoing Users, the Robot Cache Platform may not be financially successful. It is possible that the Robot Cache Platform will not be used by a large number of Users, which would negatively impact its development and therefore the potential value of the Units.

The Company’s use of “open source” software could subject the Company to possible litigation.

A portion of the Robot Cache Platform incorporates so-called “open source” software, which is generally licensed by its authors or other third parties. If the Company fails to comply with the licenses’ terms, it may become subject to specified conditions, including requirements that it offer its solutions that incorporate the open source software for no cost, that it make available source code for modifications or derivative works it creates based upon incorporating or using the open source software, and that it license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes open source software the Company uses were to allege that the Company had not complied with the conditions of one or more of these licenses, the Company could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from the sale of its solutions that contain the open source software. The Company could be subject to suits by parties claiming ownership of what it believes to be open source software. Litigation could be costly for the Company to defend and could have a negative effect on its operating results and financial condition, requiring it to devote additional research and development resources to change its solutions.

The Robot Cache Platform may be the target of malicious cyberattacks or may contain exploitable flaws in its underlying code, which may result in security breaches.

The Robot Cache Platform’s structural foundation, the open source protocol, the software application and other interfaces or applications built upon the Robot Cache Platform could be subject to malicious cyberattacks. Because the Company cannot ensure that the Robot Cache Platform will be uninterrupted or fully secure at all times, Publishers or Users may be unwilling to access, adopt and utilize it.

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If the Robot Cache Platform’s security is compromised or if it is subjected to attacks that frustrate or thwart Publishers’ or Users’ ability to access it or its products and services, Users may cut back on it or stop using it, and Publishers may stop publishing PC video games on it altogether, which could seriously curtail interest in it and cause a decline in the market price, if any, of the Shares and the Warrants.

While the Company intends to take all steps that are commercially reasonable and customary to prevent or mitigate the impact of cyberattacks on its systems, the Company cannot guarantee that it will be successful.

Failure to comply with federal, state and international privacy and data security laws and regulations, or the expansion of current or the enactment of new privacy and data security laws or regulations, could adversely affect the Company’s business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Internationally, the European Union’s new General Data Protection Regulation (“GDPR”) went into effect in May 2018; similarly, the California Consumer Privacy Act (“CCPA”) went into effect in June 2018. Existing and prospective laws and regulations related to privacy and data security are evolving and are subject to potentially differing interpretations. Several online companies have incurred penalties for failing to comply with their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by the Company to comply with any data-related consent orders, or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles, including the GDPR and the CCPA, could result in claims, proceedings or actions against the Company by governmental entities or others or other liabilities, any of which could adversely affect the Company’s business.

The Company’s intellectual property rights could be unenforceable or ineffective, and the Company could be subject to claims for intellectual property infringement.

One of the Company’s most valuable assets is its intellectual property. Companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with the Company’s ability to make, use, develop, sell, or market all or portions of its technology, which would make it more difficult for the Company to operate its business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property that competes with the Company’s intellectual property or technology, thereby requiring the Company to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in the Company’s having to significantly increase development efforts and resources to redesign the Robot Cache Platform in order to safeguard the Company’s competitive edge against competitors in the same industry. There is a risk that the Company’s means of protecting its intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect the Company’s business or reputation, financial condition, and/or operating results.

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From time to time, the Company may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge the Company to enter into licensing arrangements. In addition, if the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to cease operating its technology, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for the Company’s technology. The Company may also need to file lawsuits to protect its intellectual property rights from infringement from third parties, which could be expensive and time-consuming, and could distract management’s attention from its core operations.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks would have a materially adverse effect on the successful commercialization and adoption of the Robot Cache Platform.

A portion of the Robot Cache Platform uses blockchain technology for its digital rights management (“DRM”) system and for copy-protection. The growth of the blockchain industry, in general, as well as the growth of blockchain networks on which the Robot Cache Platform may rely, is subject to a degree of uncertainty. Factors that affect the development of blockchain networks include, but are not limited to:

●	worldwide growth in the adoption and use of blockchain technologies;

●	government and quasi-government regulation of blockchain assets and their use and operation of, or restrictions on or regulation of access to, blockchain networks or similar systems;

●	the maintenance and development of the open-source software protocol of blockchain networks;

●	changes in consumer demographics and public tastes and preferences; and

●	general economic conditions and the regulatory environment relating to blockchain.

Unfavorable developments regarding any of the above factors could adversely affect the Company’s business. While the Company has established a mitigation plan to implement a proprietary DRM system, if necessary, there can be no assurances that any such developments will not have substantial adverse impact on the Company’s business.

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The prospective regulatory landscape governing blockchain technologies is uncertain. Although the Company uses blockchain technology for the sole purpose of protecting Publishers’ digital assets (i.e., copy-protection and DRM), developments in regulations in the United States or in other jurisdictions may alter the nature of the Company’s business, or restrict the use of blockchain assets or the operation of a blockchain network upon which the Company may rely, in a manner that adversely affects the Company’s business.

The regulation of blockchain technology in the United States and in foreign jurisdictions is in its early stages of development and is subject to unpredictable changes, which may have an adverse impact on the Robot Cache Platform. The regulatory status of blockchain remains unclear or unsettled in many jurisdictions. Legislative and regulatory changes or actions at the local, state, federal, foreign, or international level are difficult to predict and may adversely impact the blockchain technology underlying the Robot Cache Platform.

As blockchain technology has grown in popularity and market size, U.S. legislators and regulators have begun to develop laws and regulations and have, at times, released interpretive guidance governing the blockchain industry. Future actions by legislators and/or regulators that impose restrictions or limitations on blockchain technology could decrease or eliminate the value of the functionality achieved on the Robot Cache Platform.

Various foreign jurisdictions may adopt laws, regulations, or directives that address blockchain technology. Any such laws, regulations, or directives may (i) conflict with those of the United States, (ii) negatively impact the acceptance of blockchain networks inside and outside the United States, or (iii) otherwise negatively affect the functionality and value of the Robot Cache Platform. These changes or new laws, regulations or directives, if any, are impossible to predict, but any such change could be substantial and adverse to the functionality and value of the Robot Cache Platform.

We may be significantly affected by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus that was reported to have surfaced in Wuhan, China is the cause of the disease now commonly referred to as COVID-19. It has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in a protracted economic downturn that could negatively impact the value of the Units and investor demand for the Units generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and/or adversely affect our ability to access the capital markets in the future and could cause a further economic slowdown or recession or other unpredictable events, any of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

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Risks associated with this Offering and the Units

There is no direct correlation between the Offering Price of the Units and the Company’s asset value, net worth, earnings, or any other established criteria of value.

The Offering Price of $0.6060 per Unit has been determined by the management of the Company and bears no direct relationship to the Company’s asset value, net worth, earnings or any other established criteria of value. Therefore, the price of the Units is not necessarily indicative of the price (if any) at which the Shares or the Warrants may be traded following the consummation of this Offering. Investors purchasing Units under the incorrect assumption of a direct correlation between Company value and the price at which the Units are being offered for sale may be assuming more risk than intended and must clearly understand that they can lose all or any part of their investment.

The Company is unable to provide assurances that it will successfully raise the funds required to successfully continue its operations of the Robot Cache Platform.

Although the Company is attempting to raise $10,000,000 in this Offering, it is engaging in this Offering on a “best-efforts” basis and, therefore, the Company is not obligated to raise the full $10,000,000. The Company has, and will have, the right to close on one or more subscriptions for the Units, and to immediately begin using the proceeds of such subscriptions, regardless of the amounts raised, notwithstanding that the Company may not have received subscriptions for all or even substantially all of the amounts that it is seeking to raise. Because the Company cannot ensure that it will be able to (or that it will decide to) sell all or substantially all of the Units offered for sale in this Offering, the Company could close on substantially less than $10,000,000. If the Company decides to terminate this Offering before it has sold all the Units initially offered for sale, it may not have sufficient capital to achieve profitability.

Even if the Company sells all the Units in this Offering, it may need substantial additional capital to fund working capital needs. There can be no assurance that additional financing will be available to the Company on commercially reasonable or acceptable terms, or at all. In addition, if the Company incurs debt, the risks associated with its business and with owning the Common Stock could increase.

There is no public market for the Shares or the Warrants.

Currently, there is no public market for the Shares or the Warrants that make up the Units, and no assurance can be given that any such public market will ever develop or be sustained in the future. As a result, prospective investors should be prepared to hold the Shares and Warrants underlying the Units for an indefinite period.

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No independent valuation of the Company has been performed in determining the terms of this Offering, and the Offering Price has been arbitrarily determined by the Company and bears no relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment.

No independent valuation of the Company has been performed in determining the terms of this Offering. The Company has determined the Offering Price arbitrarily and, therefore, the Offering Price does not necessarily bear any relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price (after accounting for its Share and Warrant components) is substantially higher than the net tangible book value per Share immediately before the commencement of this Offering; and even with the inflow of $10,000,000 in capital if this Offering is fully subscribed, the net tangible book value per Share, on a fully diluted basis, immediately after the conclusion of this Offering will still be less than the portion of the Offering Price attributable to a single Share. The Offering Price does not reflect market forces, and it should not be regarded as an indicator of any future market price of the Shares and the Warrant underlying each Unit

An investor’s ownership interest could be significantly diluted.

An investor’s ownership interest in the Company may be subject to future dilution. The Company may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, the Company may issue additional Shares or other securities, which may include preferred stock that has liquidation, dividend, voting or other preferential rights that are senior to the rights of the Shares. The Company also may enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Shares or other securities, and it may issue additional Shares, options to purchase Shares, or other securities, to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Units in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of a few large stockholders.

Voting control of the Company is concentrated in the hands of a small number of stockholders. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to the Company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. See “Securities Being Offered”. These few stockholders will make all major decisions regarding the Company. As a minority stockholder, you will not have a say in these decisions.

The Company may sell Shares concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of Shares (which in this Offering are being offered only as components of the Units). The Company is under no obligation to amend and restate any particular stock purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with the Company on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

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The Warrants may have little value.

All Warrants will become exercisable on the first anniversary of the Qualification Date and will remain exercisable for five years, until the sixth anniversary of the Qualification Date. If a Warrant’s exercise price (which the Company has fixed at $1.00 per Share) exceeds the value of a Share during the period of the Warrant’s exercisability – i.e., the Warrant is “out of the money” – the Warrant may have little value. The Company cannot assure you that the value of a Share will ever equal or exceed the Warrants’ exercise price or that they will ever have any meaningful value.

You will not have any rights as a common stockholder of the Company with respect to the Shares underlying your Warrants until they are exercised you exercise such Warrants.

Until you exercise your Warrants, you will not have any rights with respect to the Shares underlying the Warrants. Upon exercise of your Warrants for Shares, you will be entitled to exercise the rights of a common stockholder of the Company with respect to the Shares so acquired only as to matters for which the record date for actions to be taken by common stockholders of the Company occurs after the date of such exercise.

ITEM 4.

DILUTION

Dilution (also known as stock or equity dilution) occurs when a company issues new stock which results in a decrease of an existing stockholder’s ownership percentage of that company. Stock dilution can also occur when holders of stock options, such as company employees, or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the company. Share dilution may happen anytime a company needs additional capital and issues equity securities to obtain such additional capital. Future sales of substantial amounts of our Common Stock in the public market could adversely affect the Shares’ or the Warrants’ then-prevailing market prices (if any), as well as our ability to raise equity capital in the future.

Dilution can also occur when a company issues equity as a result of an arbitrary determination of the offering price of the shares being offered. In the case of this Offering, because there is no established public market for the Shares, the Offering Price and other terms and conditions relating to the Units have been determined by the Company arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors.

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From time to time after the termination of this Offering, we may issue additional Shares to raise additional capital for the Company. Any such issuances may result in dilution of then existing stockholders, including investors in this Offering. If in the future the number of Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional Shares, could render the Shares then held by stockholders less valuable than before the new issuance. Dilution may also reduce the value of existing Shares by reducing the Common Stock’s earnings per Share. There is no guarantee that dilution of Common Stock will not occur in the future.

No Common Stock, or any other form of equity in the Company, has been issued to any officer, director, promoter of the Company (or any affiliated person) in a transaction during the 12 months preceding the date of this Offering Circular, and no such person possesses any right to acquire any Common Stock or other equity in the Company, other than through this Offering. (The Company has not adopted any stock option plan, and no such plan is under consideration as of the date of this Offering Circular.)

As noted under “Description of Business,” the Company has contemplated entering into exchange agreements with certain advisors that, as of the date of this Offering Circular, have rights to be issued tokens of the Company as compensation for past advisory services. Under the proposed exchange agreements, on the terms being considered by the Company, the advisors would be entitled to exchange their token-issuance rights for as many as 1,270,765 Shares in the aggregate. Such exchanges, if effected by all advisors holding token-issuance rights, would increase the number of outstanding Shares from 98,729,235 (as of the date of this Offering Circular) to 100,000,000. The Company has no specific timetable for negotiating, or entering into, any such exchange agreements, but it anticipates that it would not execute any such agreements before the date that is at least six months after the termination of this Offering.

ITEM 5.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we have filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Offering Statement, and any Offering Circular supplement, together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

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The Company is offering for sale up to 16,501,650 units, each consisting of two (2) shares (each, a “Share”) of our common stock, par value $0.001 per Share (the “Common Stock”), and one (1) warrant (each, a “Warrant”) to purchase one (1) Share (such units, the “Units”), at a fixed price of $0.6060 per Unit (the “Offering”) through OpenDeal Broker LLC, a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). This Offering is being conducted on a “best efforts” basis and is not conditioned on the sale of any minimum number of Units. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. The Company is offering Shares and Warrants only as Units, and only in the combination described above; Shares are not being offered separately from Warrants. No Company stockholder is selling Units, Shares or Warrants in this Offering. The Units purchased by an investor will automatically separate into the component Shares and Warrant after the Company’s acceptance, if any, of the investor’s subscription and the payment by the investor of the Offering Price for the Units so purchased. If investors purchase all of the Units we are offering, our gross proceeds will be $10,000,000.

Sale of the Units will commence within two calendar days after the Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the 120th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. The Company has the right to terminate this Offering at any time, regardless of the number of Units that have been sold.

No investor purchasing Units will have any assurance that other purchasers will invest in this Offering. Once Units are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

As of the date of this Offering Circular, the Company is a party to a selling agreement with OpenDeal Broker LLC, a Commission-registered broker-dealer, member of FINRA and SIPC. Pursuant to the agreement, ODB will receive a commission of 6% of the Offering Price, in cash, with respect to sales of Units it makes in connection with this Offering. In addition to the 6% cash commission, ODB will receive a securities commission, payable in Units, equal to 2% of all Units sold in this Offering. ODB may also pass through certain ancillary costs to us. We may be required to indemnify ODB and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms in connection with this Offering, for which we may pay non-contingent fees as compensation.

In order to subscribe to purchase the Units, a prospective investor must complete, sign and deliver to the Company the subscription agreement attached as Exhibit 4.1 to this Offering Circular and either mail or wire funds for the related subscription amount (payable to Robot Cache US Inc.) in accordance with the subscription agreement’s instructions.

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The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. If any prospective investor’s subscription is rejected, all funds received from that investor will be returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, such materials may not give a complete understanding of this Offering, the Company or the Units and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Units.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

●	his or her individual net worth, or joint net worth with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;[1]

[1]	For the purposes of calculating “joint net worth” in this bullet-point paragraph, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent. Assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard above does not require that the securities be purchased jointly.

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●	he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

●	he or she holds in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

●	he or she is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

A business entity or other organization is an accredited investor if it meets one of the following criteria:

●	a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

●	any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

●	any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

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●	any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

●	any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

●	any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person is subject to the investment limitation and may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s annual income or net worth.

NOTE: A natural person’s net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

As described above, in order to purchase Units and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or is in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 of the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We will offer the Units (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after the Offering Statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made after the Qualification Date, provided that any written offers are accompanied with or preceded by the most recent Offering Circular filed with the Commission.

No sales will be made to any investor before the Offering Statement has been qualified by the Commission and a final Offering Circular has been made available to that investor.

Before we accept any investment funds or any subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate offering amount of $10,000,000.

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ITEM 6.

USE OF PROCEEDS

We are offering for sale up to 16,501,650 Units, each of which consists of (i) two (2) Shares and (ii) one (1) Warrant to purchase one (1) Share at an exercise price of $1.00 per Share, subject to the conditions set forth in “Securities Being Offered,” each Unit having a fixed price of $0.6060. The Company is not conditioning this Offering on the sale of any minimum number of Units, meaning that we will retain the proceeds from the sale of any of the offered Units. This Offering is being conducted on a “best efforts” basis by through a registered broker-dealer that is admitted to membership in FINRA and SIPC. (See “Plan of Distribution.”)

Sale of the Units will commence within two calendar days after the Qualification Date. This Offering will end on the earliest of (i) the 120th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. If all of the Units offered are purchased, our gross proceeds will be $10,000,000. We have not accounted for any funds that we may receive upon exercise of the Warrants, because any such exercise is uncertain. The following illustrates the Company’s estimated application of proceeds. As a point of comparison, we have added a column assuming the sale of half of the offered Units (i.e., 8,250,825 Units) during the Offering Period.

If at least $5,000,000 is raised in the Offering, our Chief Executive Officer and our Chief Technology Officer will be eligible to receive approximately $40,000 each in deferred compensation.

In addition, depending on the amount of capital raised, the Company intends to pay off a portion of its outstanding loans, whose outstanding amount, including accrued interest, was $1,241,743 as of October 31, 2020, all of it owed to Roxy Friday, LLC (“Roxy Friday”), whose CEO, board chairman and sole owner is the Company’s co-founder and director Frank Brian Fargo. If we raise $5,000,000 in the Offering, we anticipate paying Roxy Friday $500,000 toward reducing our loan obligation. If we raise $10,000,000, we anticipate paying Roxy Friday $1,000,000, to the same end.

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Please see the table below for a summary of the Company’s intended use of proceeds from this Offering:

	$5,000,000 Comparative	% Allocation @ $5,000,000	$10,000,000 Maximum	% Allocation @ $10,000,000

Content Acquisition (securing rights to games - fully recoupable)	$1,700,000	34.00%	$3,593,000	35.93%
User Acquisition / Marketing / PR	$1,143,000	22.86%	$2,520,000	25.20%
Ongoing Product Development	$320,000	6.40%	$600,000	6.00%
Loan Repayments	$500,000	10.00%	$1,000,000	10.00%
Deferred Compensation	$80,000	1.60%	$80,000	0.80%
Working Capital (SG&A / Personnel / Operations)	$850,000	17.00%	$1,500,000	15.00%

Subtotals	$4,593,000	91.86%	$9,293,000	92.93%

Offering Expenses (Cash Component)
Broker Commission	$300,000	6.00%	$600,000	6.00%
Legal Fees	$60,000	1.20%	$60,000	0.60%
Accounting and Audit Fees	$47,000	0.94%	$47,000	0.47%
Totals	$5,000,000		$10,000,000

The above table is intended to provide an overview of the contemplated application (or use) of proceeds over time (approximately 18 months) as a function of the success of this Offering’s capital raise.

Assuming a raise of $5,000,000, representing 50% of the maximum offering amount, the net proceeds of this Offering would be approximately $4,593,000 after subtracting estimated offering costs of $300,000 to OpenDeal Broker LLC in cash commissions, $60,000 in legal fees and $47,000 in accounting and audit fees. We believe the following is achievable if investors subscribe for Units with an aggregate sale price of at least $5,000,000:

●	Registered Users. Our current key performance indicators (“KPIs”) reveal, on the basis of our promotional giveaways for games, that our average cost for acquiring a User is $0.50. On the basis of this data, it is our belief that we can acquire at least 1,000,000 Users should we raise $5,000,000 in the Offering. In addition, due to the gamification aspects that we have built into the Robot Cache Platform, we expect our User base to grow organically as more people become aware of the unique aspects of the Robot Cache Platform and our offerings. Our current projections are that we will have approximately 4,000,000 Users one year after the date of this Offering Circular, 12,000,000 Users one year later (in 2022), and 18,000,000 Users in the year after that (in 2023). This projected growth is anticipated to be due primarily to our hardware partners in the cable TV set-top box industry as well as media and hardware partners that we have signed up and the traffic that we anticipate that they will bring us. The current conversion rate for first time “new user visits” to new accounts created is approximately 36%, which, in our opinion, is strong. However, in our modeling of future growth, in the interests of keeping our projections conservative, we have assumed a User conversion rate of only 15%.

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●	Revenues. With regard to revenues, our current “Average Revenue Per Paying User” (ARPPU) over the period of three-month period ending on September 30, 2020 is $6.79. Our “Average Revenue Per User” (ARPU) for the same period is $0.77 per month. We expect both averages to increase as we formally announce our global worldwide launch, with the accompanying press.
●	Miners. We are experiencing similarly strong metrics with regard to our “miners” (also known as blockchain transaction validators). We are seeing an “Average Revenue Per Miner” (“ARPM”) of $1.42 over the three-month period ending on September 30, 2020. This is a marked increase from the ARPM of $0.63 when the Company beta program started in early Q1 2020. This increase is primarily due to the fact that we had originally supported only a few algorithms; but over time, we have added more and have highly optimized our software code to make it more efficient. We expect the long-term trend to continue to be upward, which will benefit our Users and enable them to use their store currency to purchase even more games. To our knowledge, no other company offers such a feature for a PC distribution platform. On the basis of our current metrics, expanding to 1,000,000 miners per month would result in approximately $1,420,000 in top line revenue per month, and expanding to 2,500,000 miners per month would result in approximately $3,550,000 in top line revenue per month. Revenues are converted from Ether (ETH) to BTC and U.S. dollars on a monthly basis. To date, our beta Users have enabled their PCs to validate over one million hours of blockchain transactions.
●	Development. With regard to development, we anticipate adding additional features which we expect to increase our user base, as well as providing an affiliate marketing program to social media influencers and others, which would enable them to participate in our revenue stream. We also intend to continue the improvement of the site, which will increase the rewards to our Users on the basis of their behavior and activity with discounts, consumable virtual items and other various incentives.
●	Human Resources. While we do intend to increase our store operations personnel, platforms on the scale of the Robot Cache Platform are built in such a way that they do not need a large amount of personnel, as nearly all of the functions, such as accepting payments and game distribution, as well as the uploading and processing of video game content and assets, are all built into the self-serve platform. As a result, we anticipate employing no more than 20 people to operate our store and maintain sales promotions, account management and Publisher outreach programs.

Assuming a maximum raise of $10,000,000, the net proceeds of this Offering would be approximately $9,293,000 after subtracting estimated offering costs of $600,000 to OpenDeal Broker LLC in cash commissions, $60,000 in legal fees, and $47,000 in accounting and audit fees. The Company believes that the following is achievable if this Offering is fully subscribed and we raise $10,000,000:

●	Registered Users. As mentioned above, our current KPIs indicate that our average cost for acquiring a User is $0.50.

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●	Revenues. With regard to revenues, our current ARPPU over the last three months ending September 2020 is $6.79. Our average revenue per User (ARPU) for the same period is $0.77 per month. We expect the averages to increase as we formally announce our global worldwide launch, with the accompanying press.
●	Miners. As mentioned above, our ARPM is $1.42. On the basis of our current metrics, expanding to 1,000,000 miners per month would result in approximately $1,420,000 in top line revenue per month,, and expanding to 2,500,000 miners per month would result in approximately $3,550,000 in top line revenue per month.
●	Development. If the Company is successful in selling all the Units offered for sale in this Offering, it will add more features and a more ambitious affiliate marketing program.
●	Human Resources. The Company expects its human resources expenditures will be largely the same, whether the Offering raises $5,000,000 or $10,000,000. However, a larger raise will provide the Company a longer time horizon to continue operations as we grow our User base.

The Company reserves the right to change the above use of proceeds.

ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

Robot Cache US Inc. is a Delaware corporation formed on January 16, 2018. The business was originally operated through Robot Cache S.L., a Spanish limited liability company that is now the Company’s wholly owned subsidiary. The Company has developed software to create a PC video game distribution platform that permits the distribution of digital PC video game licenses from PC video game publishers (“Publishers”) to persons who play PC video games (“gamers” or “Users”), as well as sales of those licenses from one User to another. The software platform on its e-commerce website offers an “ecosystem” in which visitors may, among other things, purchase PC video game licenses (the “Robot Cache Platform”), play PC video games with friends, and earn virtual game tokens by using their computers to validate blockchain transactions. The Company aims to generate revenues through advertising revenue and through commissions received on games purchased within the Robot Cache Platform, keeping a portion of the revenue generated by its Users who validate blockchain transactions. The Robot Cache Platform development has been completed and is currently in live “open beta” testing with over 34,000 current Users.

Why the Robot Cache Platform?

The Robot Cache Platform is intended to serve as a PC video game ecosystem that works to the advantage of all of its participants, by enabling Users to purchase digital copies of video games as well as listing them for sale. It represents, in the opinion of the Company, true disruption in a space that has not materially changed in over 15 years. Our economic model should be favorable to game makers, whose revenues under the Robot Cache Platform will, we believe, exceed their previous revenues under other current game publishing and distribution platforms. At the same time the Robot Cache Platform gives Users the ability to benefit as well through game resales and gamification. Although it will be subject to change based on feedback from Publishers and Users and market conditions, the Robot Cache Platform improves on existing PC video game ecosystems in the following ways:

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●	Decreased Publisher Distribution Fees. As currently contemplated (and as explained in greater detail under “Sources of Revenue” below), Publishers will receive a blended royalty rate of at least 83% of all distribution fees paid by Users (as reduced by certain deductions for third-party expenses and taxes) for the purchase of PC video game licenses, and the Company will receive 5% of such fees. We believe that this increased revenue for Publishers entices them to distribute more PC video game licenses through the Robot Cache Platform.

●	Ability to ‘Sell” Games. Users will have the option to terminate their video game licenses and, through what we refer to as “resales” to other Users (which will have been previously approved by all Publishers through a distribution agreement), effectively receive partial refunds of any such licenses they purchased through the Robot Cache Platform in exchange for giving up their licenses and removing the games from their libraries. We are not aware of any other PC video game ecosystem that lawfully permits the transfer of PC video game licenses from one User to another.

●	Publisher Ecommerce Control, Discoverability and Merchandising. Both the Company and Publishers will have the ability to control several marketing and sales-related considerations, including (a) time periods during or after which Users may not sell the PC video game licenses and (b) special promotions, sales, limited time giveaways that, in each case, increase a particular game’s presence on the storefront and thereby the likelihood of selling more copies. Unlike some other “key resellers,” the Company obtains direct licenses and/or publishing agreements with all of its Publishers.

●	Publisher Participation in Game “Resales.” Publishers will receive 70% of the amounts paid by Users (as reduced by certain deductions for third-party expenses and taxes) for the purchase of video game licenses that Users wish to “resell” or an early termination of their license, which is equivalent to the distribution fees Publishers currently receive in the primary existing PC video game ecosystem, and the Company will receive 5% of such fees. Publishers do not currently receive any fees for sales of PC video game licenses from one User to another because, historically, such sales have not been permitted. We believe that increased revenue for Publishers entices them to distribute more PC video game licenses in the Robot Cache Platform.

●	User Revenue. Through the Company’s digital currency called “IRON,” a User may be able to receive cash or ecosystem “store credit” on the sale of a PC video game (depending on how the User purchased the game). The store credit will have a value equivalent to 25% of the amount paid by the User to purchase the game license from a seller. This is revenue to the end user that is not possible elsewhere today.

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●	Expand Market for Digital Games. We believe that any person who currently purchases a video game from a retail store such as GameStop in order to be able to sell the game after completing play may be open to purchasing PC video game licenses on the Robot Cache Platform. The User will be able to purchase games using various methods, including credit cards, PayPal and other commercially accepted methods, as well as IRON store credit. If, after purchasing a videogame license a User does not wish to keep the game after completing play, the User may “list” the game for sale and if sold, the User’s right to the game will terminate in exchange for a partial refund to his or her account or his or her form of payment used to purchase the game in the Robot Cache Platform, subject to any restrictions established by the Company and the Publisher.

●	Users Can “Opt-In” to Mine for Digital Currency to Purchase Games. Users will be allowed to use their personal computers to validate blockchain transactions, for which they will receive digital in-game only store credit/currency (IRON), which may be used only to purchase (or to apply to the purchase of) video games on the Robot Cache Platform. (IRON is not an ERC-20 or other utility or security token, may not be withdrawn from the Robot Cache Platform and, unlike a “cryptocurrency,” is not tradable on cryptocurrency or other exchanges.)

●	Encryption. The PC video game industry experiences significant piracy, which has resulted in a substantial loss of revenue for Publishers. The Company believes that due to its blockchain-based DRM encryption of PC video games, this form of copy protection will result in a decrease in piracy and lost revenues to Publishers.

Initial Launch of the Robot Cache Platform

The Robot Cache Platform was completed in May 2020 and is currently operating in “open beta.” To date, the Company has signed agreements with over 40 Publishers around the world with over 700 titles currently under contract. In December 2018 the Company released its “Publisher Portal”, which allows Publishers to establish an account in the Robot Cache Platform and upload their games and other media assets using a “self-serve” website for consideration in the Robot Cache Platform, as well as to access reporting and analytics. Adding this functionality was critical to the Robot Cache Platform, as it enables the Company to scale globally by not requiring a large support staff to manage a large number of games.

By using the Robot Cache Platform:

●	Video Game Publishers can display information, art and other media assets to promote their PC video games; make available for purchase their PC video game licenses; add new PC video games to, and remove PC video games from, the Robot Cache Platform without the Company’s involvement; update any information displayed on the Robot Cache Platform with respect to their PC video games; access a suite of sales and marketing tools provided by the Company; control various other aspects with respect to their PC video games; and receive payment for the PC video games sold in the Robot Cache Platform.

●	Users have the ability to view PC video games for sale, terminate their licenses early (i.e., “sell back or return”) for a partial refund of their PC video game purchases if allowed by the Publisher, and they may download PC video games purchased in the Robot Cache Platform.

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Although the Company has been in operation for only two years, its directors, officers and advisors have already leveraged their relationships in the video game industry to create an experience for Publishers and Users that we believe would be expected of a company with a longer operating history.

The Competitive Landscape

Currently, the largest platform for digital PC video games is Steam, which is operated by Valve. Steam was launched in September 2003 and has licenses for approximately 14,000 digital PC video games available for sale on its platform. Steam is estimated to have generated approximately $4.3 billion in revenue in 2017 (the last year for which information is publicly available).

The second largest digital PC video game company is Epic Games Store, operated by Epic Games, Inc., which has grown rapidly through its following of many game players from a game called “Fortnite.” This large user base enabled Epic to rapidly direct a number of those players to its store. In addition, giving away free games enabled Epic to quickly grow its user base into the second largest distribution operator. Revenue for Epic Games Store is not publicly available.

Sources of Revenue

The Company’s revenue sources consist of the following: (1) 5% of all video game sales made on the Robot Cache Platform (see the second following paragraph); (2) 15% of the revenue generated from Robot Cache Platform Users who validate blockchain transactions; and (3) advertising revenue from Publishers for premium placement on the Company’s website.

Revenue is split among the Company, Publishers, and Users as follows:

For new releases, the Publisher receives a royalty equal to 95% of the purchase price, and no games can be resold for a period of 90 days after purchase. The Company receives the other 5%. After 90 days, a User who wishes to relinquish his or her license to the game can choose to list it for sale, at which time it goes into a queue. The Robot Cache Platform then alternates between offering a new copy (95%) and a previously owned copy (if one is available). If the sold copy was previously owned by a User, the Publisher will receive 70% of the revenue, the User 25%, and the Company the remaining 5%. If one or more used copies are available, the Robot Cache Platform alternates supplying new copies and previously owned copies, until no more previously owned copies are available. This process repeats indefinitely.

We believe that the Robot Cache Platform is superior to Steam’s and Epic’s ecosystem because Users will be able to buy and resell PC video games licenses, as well as earn store credit to buy games by using their PCs to validate blockchain transactions. Currently, neither Steam nor Epic nor any other PC game distribution portal enables Users to sell (or terminate early) their PC video game licenses, which means that the games that they purchase must be kept indefinitely.

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Proprietary Digital Rights Management Using the Blockchain

The Robot Cache Platform consists of a proprietary DRM methodology and software that utilizes the immutability of the blockchain to determine and enforce licenses and Users rights. The DRM methodology and software enable us to accurately track and enforce a User’s rights with regard to playing, selling or otherwise controlling access to digital content. In addition, having the ability to track “chain of ownership” via the blockchain means that we can trace who had the rights to a particular copy of the game (e.g., a famous influencer) which we believe has significant potential as a collectible and scarcity business model.

The Company’s Team

As of the date of this Offering Circular, the Company employs five full-time employees in San Diego, CA, and one contractor in France. The Company’s directors, officers and key employees have over 100 years of combined experience in the video game industry (see “Directors and Management” section). The Company expects to hire, in the year after the date of this Offering Circular, approximately six additional individuals to provide general administrative, sales and marketing and research and development services.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings or may be subject to other claims against it. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, they could have an adverse impact on the Company’s business or the development of the Robot Cache Platform because of defense and settlement costs, diversion of resources and other factors. The Company is not currently subject to any material claims against it, nor is it involved in any legal proceedings.

Prior Token Offering and Conversion to Common Stock.

In 2018, the Company sold accredited investors Simple Agreements for Future Tokens (“SAFTs”) in an offering (the “Token Offering”) that resulted in gross proceeds to the Company of $11,770,877.66, consisting of $2,275,000 in cash; $6,495,877.66 in bitcoin (BTC) and Ether (ETH); and $3,000,000 in restricted stock of THC Therapeutics Inc. (OTC: THCT). Starting in January 2019 and continuing to May 2020, the holders of a majority of the SAFT interests agreed to amend their SAFTs in order to receive our Common Stock instead of tokens. Because the SAFTs empowered the holders of that majority interest to take action on behalf of, and to bind, all of the SAFT holders, the SAFTs have all been converted to Common Stock.

Separately, the Company engaged a number of advisors for the Token Offering and entered into agreements with them to grant them rights to receive Company tokens as compensation for their advisory services. The Company has contemplated entering into exchange agreements with these advisors, whereby they would be able to exchange their token-issuance rights for Shares. Under the proposed exchange agreements, on the terms being considered by the Company, the advisors would be entitled to exchange their token-issuance rights for as many as 1,270,765 Shares in the aggregate. The Company has no specific timetable for negotiating, or entering into, any such exchange agreements with the advisors, but it anticipates that it would not execute any such agreements until at least six months after the termination of this Offering.

The Company has not issued any tokens and has no plans to do so.

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ITEM 8.

DESCRIPTION OF PROPERTY

As of the date of this Offering Circular, we rent office space at 5910 Pacific Center Boulevard, Suite 310, San Diego, California 92121. Our subsidiary, Robot Cache S. L., rents an office in Santa Cruz Se Tenerife, Spain. Neither we nor our subsidiary owns any real property. To the Company’s knowledge, all intellectual property created by or on behalf of the Company (whether by employees or third-parties) is the property of the Company via employment policies, “work-for-hire” provisions, and assignments, as applicable.

ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in its other reports filed with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” refer to Robot Cache US Inc., and its subsidiary.

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Business Overview

The Company operates the Robot Cache Platform, an online PC digital distribution platform with Users in over 140 countries. The Robot Cache Platform enables Users to purchase PC games as well as list them for sale (i.e., relinquish their licensed rights to the content), in exchange for cash back on their credit cards or for store credit in the form of the Company’s digital currency, IRON. We serve mainly PC gamers, game developers and Publishers.

In addition, the Company has pioneered a new – and in the Company’s opinion, exciting – concept dubbed “Proof of Gaming,” which we have not seen to date in any other platform. Proof of Gaming enables Users to utilize their PCs’ CPUs and graphics cards (GPU) to validate transactions on the blockchain using the Company’s DRM-based client application, for which the Company rewards them with IRON. As of the date of this Offering Circular, our beta Users have validated over one million hours of blockchain transactions. The client application has a real-time tracker that enables Users to see approximately how much IRON they have earned. This aspect of the Robot Cache Platform – enabling Users to earn store credit – is, we believe, unique and has been well received, as it provides an alternative way for Users in emerging markets to purchase video games that they would have not been able to obtain otherwise. The early traction and KPIs that we have received are encouraging and support our belief that Users want to be able to monetize their game libraries by selling titles that they no longer wish to retain. The Company also plans to transition from a “Proof of Work” method to “Proof of Stake,” as it will require significantly less power consumption by our Users. The Company is currently in discussions with one blockchain service provider to determine the feasibility of such a transition.

The Company was built by video game industry veterans with over 100 years of combined video game development and publishing experience. It expects that the relationships developed over time will enable its employees to seed the Robot Cache Platform with the best titles across all video game genres. The Company is built to cater to all types of PC video game revenue models (e.g., premium sale, free to play, subscription, and advertising-based).

We have one subsidiary, Robot Cache S.L., which is headquartered in Santa Cruz Se Tenerife, Spain. The Company is its sole stockholder.

While retail physical video game sales are declining year-over-year, digital sales are strong. The Company has created an entirely new model for digital publishing platforms by enabling digital resale of PC video games on a secure distribution platform, powered by blockchain technology. This new model opens a fresh market for Publishers to create additional revenue streams outside of the initial PC video game sale or in-app purchases.

The Publisher feedback from our current partners and others has also been favorable. We have been able to secure the rights to well over 700 titles so far with little or no outlay of advances/guarantees. We believe that our ability to secure these rights is primarily due to the fact that our team has long-standing relationships from our many years in the game industry and that we offer a unique approach in paying out more in royalties, combined with a business model that rewards gamers to wish to be compensated for relinquishing the licenses to their games. It is, in our opinion, a “win win” scenario for both the Publisher and the User, and opens up what we believe will be greater opportunities for increased sales for the gaming industry.

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Other Media Forms

The technology developed by the Company applies, in addition to gaming, to other forms of media such as films, music, digital artwork and books. The Company has been approached by, for example, motion picture companies asking whether they could apply the same concept to their films, which could be bundled with or without associated games and “resold.” We have also been approached by book publishers that want to digitally watermark a small number of copies, creating “limited editions” and, by introducing “scarcity,” potentially increasing the value of such content. In our opinion, our business model and technology can be applied to many different forms of digital media and eventually will become the standard for verification and ownership provenance (i.e., tracking of previous owners via the blockchain) for buying and selling digital content globally.

AMD Partnership

In December 2019, Advanced Micro Devices (NASDAQ: AMD) announced a partnership with the Company that, in our opinion, has been fruitful in that AMD has been promoting the Robot Cache Platform throughout our beta testing phase by sending emails and social media blasts to its users, thereby significantly increasing our User base. We expect similar positive results to continue from this partnership in 2021. The partnership has been of substantial value, as it represents a major global PC hardware manufacturer’s validation of the Company’s business model. We are also listed on AMD’s website at amd.com under its “Games” section.

China

We also have an agreement with one of our largest Chinese investors, which we expect will launch the Robot Cache Platform in China. The Chinese market has well over 300 million video game users and represents a $15B+ annual revenue market opportunity for the Company. As of the date of this Offering Circular, we have not yet factored into our forecasts any revenue projections for Asia; but we believe it will be material, as we expect to release the Robot Cache Platform in China in the first quarter of 2021. As a result, we are implementing additional payment forms for the Chinese market such as WeChat Pay and Alipay as well as other forms of digital currency and payment solutions such as Amazon payments and Coinbase Commerce. Adding these forms of payment, which our competitors have shied away from but are important to the future of digital global commerce will, we believe, enable the global community to purchase games from the Robot Cache Platform.

Launch Expected First Quarter 2021

As of the date of this Offering Circular, the Robot Cache Platform is in open beta and is expected to launch globally in the first quarter of 2021. With our current User base of approximately 31,000 beta testers, we have been able to collect valuable KPIs such as “Average Revenue Per Paying User” (ARPPU), “Average Revenue Per User” (ARPU), “Average Revenue Per Miner” (ARPM), and other industry recognized KPIs.

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We believe that our plan to utilize the funds raised in this Offering to acquire additional content from top-tier Publishers and to acquire new Users by giving away free games represents a dependable method for promoting an ecosystem of growth. Both are synergistic, as our competitors have successfully demonstrated.

The Company generates its revenues from several different sources, some of which are unique to the Robot Cache Platform. The first source is the percentage of sales revenues that we receive (5%) from the sale of games. The second source is that we enable our Users to utilize their PCs (when they are not playing video games) to solve blockchain transactions (“mining”). In exchange for their mining activities, the Company credits back to them (as store credit, in the form of “IRON”) 85% of the mining awards received by the Company, and retains the remaining 15% of the mining awards. The User can use IRON to purchase games. The third source is our website’s use of third-party advertising, which is not permitted by our competitors. Since we will be handling advertising through direct sale and Publisher relationships, we will be charging industry standard video “CPM” rates (i.e., the cost an advertiser pays for 1,000 “ad impressions,” which are counted whenever an advertisement is displayed). The industry standard video CPM rate, as of the date of this Offering Circular, ranges between $18.00 and $24.00. As our User base grows, so will the advertising revenues, which are at a very high margin of approximately 97%. These additional sources of revenue enable us to have significantly reduced distribution costs, which benefit our publishing partners and generate other sources of income other than just sales of games.

Operating Results

The following table summarizes changes in selected operating indicators of the Company for the respective periods presented:

Year ended December 31, 2019 compared with year ended December 31, 2018

	Year ended December 31 to 2019	Period from January 16, 2018 (formation) to December 31, 2018
Net revenue	$-	$-
Total operating expenses	(1,891,203)	(3,987,443)
Interest income (expense), net	7	3
Income tax expense	-	-
Net Income (Loss)	$(1,570,751)	$(8,567,901)
Foreign currency translation, gain (loss)	3,459	(100,579)
Unrealized gain (loss) on stock investments, held-for-sale	87,940	(2,674,500)
Total Comprehensive Income (Loss)	(1,479,432)	(11,342,980)

Earnings per share, basic	$(0.01)	$(0.11)
Earnings per share, diluted	$(0.01)	$(0.11)

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Revenues

As of May 31, 2020, the Company has generated minimal revenues as it is currently in testing and the e-commerce platform has not launched. As of December 31, 2019, the Company has incurred expenses of $5,878,646.

Operating expenses represent the cost for platform development, sales and marketing (travel, advertising and collateral) and general and administrative expenses (office, professional fees and insurance). Since its formation, the Company has focused on developing the Robot Cache Platform, setting up the legal framework for the product and establishing industry partnerships.

Operating Expenses

For the fiscal year ended December 31, 2019, we had operating expenses of $1,891,203 compared to $3,987,443 in the fiscal year ended December 31, 2018. The largest line items of operating expenses were payroll and payroll taxes, marketing expenses, legal and other professional services, and amortization expense.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2019 totaled $1,891,203, or a decrease of $2,096,240 or 52.57%, as compared to $3,987,443 during the 2018 period. The primary reason for the decrease in 2019 is a decrease in stock-based compensation related to advisors as compared to 2018. The Company incurred $0 in stock-based compensation expense for the year ended December 31, 2019 compared to $1,673,840 for the year ended December 31, 2018. Advertising and marketing expense decreased from $404,235 in 2018 to $44,996 during 2019 due to the decrease in marketing services used during 2019. In addition, comparing the year ended December 31, 2019 to the year ended December 31, 2018, legal and professional services expense decreased from $576,608 to $77,625, representing a decrease in legal services used in 2019 compared to 2018.

Asset impairment charges

Asset impairment charges of $142 and $2,846,320 were recognized during the fiscal year ended December 31, 2019 and during the year ended December 31, 2018, respectively, due to the impairment of our cryptocurrencies, which we accounted for as intangible assets.

Other income and expense

During the year ended December 31, 2019, we recorded a gain of $3,459 on foreign currency transactions. During the year ended December 31, 2018, we recorded a loss of $100,579 on foreign currency transactions.

For the year ended December 31, 2019, we recorded a gain on sale of cryptocurrencies of $96,707. During the year ended December 31, 2018, a loss on sale of cryptocurrencies was recognized for $1,734,142, due to the decline in the price of BTC and ETH during the period in which we sold part of our holdings of each.

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For the year ended December 31, 2019, we recorded a realized gain on stock investments of $223,880, with no gain or loss recorded during the year ended December 31, 2018.

For the year ended December 31, 2019, we recorded an unrealized gain of $87,940 on stock investments, and during year ended December 31, 2018, we recorded an unrealized loss of $2,674,500 on stock investments, attributable to the decline in the price of THC Therapeutics Inc. (see “Equity and Convertible Debt Financing” below).

Income taxes

Income taxes were $0 for the year ended December 31, 2019 and for the year ended December 31, 2018.

Net loss

For the year ended December 31, 2019, the Company had a net loss of $1,479,432 compared with a net loss of $11,342,980 for the year ended December 31, 2018. The decrease in net loss is primarily due to the lower operating costs and stock-based compensation incurred during 2018.

Liquidity and Capital Resources

As of December 31, 2019, the Company had cash of $40,699. We reported a net loss of $1,479,432 during the year ended December 31, 2019. The following table provides a summary of the Company’s net cash flows from operating, investing, and financing activities.

Year ended December 31,	2019	2018
Net cash used in operating activities	$(1,877,048)	$(2,379,264)
Net cash provided by investing activities	1,075,679	193,031
Net cash provided by financing activities	753,301	2,275,000
Net increase (decrease) in cash	(48,068)	88,767
Cash, beginning of period	88,767	-
Cash, end of period	$40,699	$88,767

Sources of Liquidity

To date, the Company has funded operations primarily through SAFTs with accredited investors and through loans from an accredited investor.

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Net Cash Flow from Operating Activities

Net cash used in operating activities was $1,877,048 for the year ended December 31, 2019. Cash was consumed from the net loss of $1,479,432, less non-cash items mainly from a loss on the realized loss on stock investments of $223,880, an unrealized loss on stock investments of $87,940, and a realized loss on sale of cryptocurrencies of $96,707.

Net cash used in operating activities was $2,379,264 for the year ended December 31, 2018. Cash was consumed from the net loss of $11,342,980, less non-cash items mainly from stock-based compensation totaling $1,673,840, a gain on unrealized gain on stock investments of $2,674,500, impairment to our cryptocurrencies of $2,846,320, and a realized gain on sale of cryptocurrencies of $1,734,142.

Net Cash Flow from Investing Activities

Net cash from investing activities during the year ended December 31, 2019 was $1,075,679, consisting of proceeds from the sale of cryptocurrencies of $979,555, proceeds from the sale of stock investments of $483,800, and $378,676 of investment in capitalized platform costs. Net cash from investing activities during the year ended December 31, 2018 was $193,031, consisting of proceeds from the sale of cryptocurrencies of $934,675 and $741,644 of investment in capitalized platform costs.

Net Cash Flow from Financing Activities

Net cash provided by financing activities was $753,301 for year ended December 31, 2019 arising from proceeds from loans payable. Net cash provided by financing activities was $2,275,000 for the year ended December 31, 2018, arising from proceeds from the issuance of our Common Stock during that period.

Equity and Convertible Debt Financing

To date, the Company has raised a total of $11,770,877.66 by selling SAFTs, all of which have converted to Common Stock. Of the total amount raised, $2,275,000 was in cash, $6,495,877.66 was in the form of cryptocurrency (BTC and ETH) and $3,000,000 was in restricted stock of THC Therapeutics Inc. (OTC: THCT). As of December 31, 2019, the Company had incurred an impairment of $2,846,462 in the value of its cryptocurrency holdings before they could be converted into cash. In addition, the THCT stock has also been impaired; it was valued at $19,728 as of October 21, 2020.

As of December 31, 2019, the Company had raised $740,000 in the form of loans from Roxy Friday, LLC. Additional loans from Roxy Friday have increased the Company’s outstanding obligation, as of October 31, 2020, to $1,241,743, which includes $46,743 in accrued and unpaid interest. The loans, which bear interest at five percent (5%) per annum, will mature on February 1, 2021.

The Company has used the capital raised from the Roxy Friday loans and the SAFT sales to develop and maintain the Robot Cache Platform, to fund legal expenses, for marketing and advertising, for operations, and for other general corporate purposes.

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Operating and Capital Expenditure Requirements

The Company expects these existing funds, together with the capital raised in this Offering (if $10 million), to be sufficient to meet anticipated cash operating expenses and capital expenditure requirements for 18 months. If those funds are insufficient to satisfy liquidity requirements, the Company intends to seek additional equity or debt financing. The sale of equity may result in dilution to our stockholders and those securities may have rights senior to those of our Common Stock. If the Company raises additional funds through the issuance of debt, the agreements governing such debt could contain covenants that would restrict our operations, and such debt would rank senior to our Common Stock. The Company may require additional capital beyond currently anticipated amounts and additional capital may not be available on reasonable terms, or at all.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires the Company to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include long-term investments, the recoverability of long-lived assets, impairment analysis of intangible assets, and stock-based compensation.

Statements of the Company’s financial position, results of operations and cash flows are affected by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed. A summary of the Company’s critical accounting policies follows:

Long Term Investments

The Company accounts for its long-term investments, consisting of equity investments, at fair value with changes in fair value recognized in net income.

Cryptocurrencies

Cryptocurrencies (including bitcoin (BTC) and Ether (ETH)) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

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Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but is instead assessed for impairment annually, or more frequently, when events or changes in circumstances occur, indicating that it is more likely than not that the indefinite-lived asset is impaired. An asset is impaired when its carrying amount exceeds its fair value, which, in the case of a cryptocurrency, is measured at any given time using the cryptocurrency’s quoted price at that time. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If that determination is negative, a quantitative impairment test is not necessary and is not performed. If, however, the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

In the accompanying consolidated statements of cash flows, purchases of cryptocurrencies by the Company are included within investing activities, while cryptocurrencies awarded to the Company through its mining activities are included within operating activities.

Realized gains or losses from the sale of cryptocurrencies are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Recently issued and adopted accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a review to determine the consequences of the change to its financial statements and believes that there are proper controls in place to ascertain that the Company’s financial statements properly reflect the change.

We have considered recently issued accounting pronouncements and do not believe the adoption of such pronouncements will have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

38

Plan of Operations

Over the next 12 months, the Company anticipates that it will undertake the following:

●	Acquire additional games and content from top Publishers to increase our offerings. Payments by the Company of minimum guarantees of income to the Publishers (“MGs”) are considered “advances on future royalties” and are fully recoupable by us. We account for these MGs as prepaid liabilities, which we will reduce as game sales occur. The Company’s intent is to properly assess the risk of such advances for specific games as well as other catalogue games and to “cross-collateralize” all of them until we have fully recouped the advances, thereby reducing the risk of our not earning back the payments made to the Publishers as MGs.
●	Acquire new Users through subsidizing “free game giveaway” offers and other promotions, contests and consumer events that attract new Users, as well as leverage its partnerships with AMD and others.
●	Develop new features for the Robot Cache Platform to increase its “stickiness” and retention of the User base and store operations, as well as general store operations, customer service, account management.

The Company is of the opinion that the proceeds from this Offering will satisfy its cash requirements, and that it will not be necessary to raise additional funds in the next six months to implement the Company’s plan of operations.

Trends and Key Factors Affecting Our Performance

Investment in Long-Term Growth.

The core elements of the Company’s growth strategy include acquiring new customers, broadening distribution capabilities through strategic partnerships, extending customer lifetime value by continually delivering new games to our Users, and expanding our product offerings. The Company plans to continue to invest significant resources to accomplish these goals, and the Company anticipates that its operating expenses will continue to increase for the foreseeable future, particularly sales and marketing expenses. These investments are intended to contribute to long-term growth, but they may affect near-term profitability.

The Company’s future growth will continue to depend, in part, on attracting additional Users and increasing the ways in which we monetize them. The Company plans to increase its sales and marketing spending and seek to attract these Users. We expect to rely on User acquisition, strategic distribution partners, affinity networks and conference and speaking events for the Company’s growth.

39

ITEM 10.

DIRECTORS AND MANAGEMENT

Our directors, executive officers and other significant individuals, their positions and ages as of August 31, 2020, their terms of office, and their approximate hours of work per week are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Lee Jacobson	Chief Executive Officer and Director	54	Began Jan. 16, 2018	N/A
Mark Caldwell	Chief Technology Officer	56	Began Jan. 16, 2018	N/A
Philippe Erwin	General Counsel and Executive Vice President of Business Development	61	Began April 1, 2018	N/A
Frank Brian Fargo	Director	57	Began Jan. 16, 2018	N/A
Keven Baxter	Director	61	Began Jan. 16, 2018	N/A

Executive Officers

Lee Jacobson, Chief Executive Officer. Lee is the Company’s Chief Executive Officer. He is an entertainment executive with over 25 years of experience in the video game industry and 16 years of experience managing digital distribution at some of the most well-known Publishers in the world. In 2017, Lee became the Managing Director of Converge Direct, LLC, a digital advertising agency, where he managed all of the analytics and software development operations for its clients. Beginning in 2012, Lee was the Chief Executive Officer of Apmetrix Analytics Inc. until it liquidated its assets in a Chapter 7 bankruptcy proceeding. From 2009 to 2012, Lee was Senior Vice President, Licensing and Digital Publishing for Atari, where he was responsible for global licensing activities for all consumer products and interactive categories for the Atari brand and global publishing operations for the console and mobile business units. From 1998 to 2009, Lee was Vice President, Business Development and Licensing, for Midway Games Inc., during which time he managed the worldwide licensing and business development functions. Prior to 1998, Lee was Director of Business Development for Virgin Interactive Entertainment.

Mark Caldwell, Chief Technology Officer. Mark is the Company’s Chief Technology Officer. He is an entrepreneur and veteran in the video game industry with over 25 years of experience in the industry, who has created and won awards for games on platforms from the Apple II to the Xbox 360. In 2017, Mark became the Chief Technology Officer of Converge Direct, LLC, where he managed all of its analytics, information technology and data management infrastructure. Beginning in 2012, Mark was the co-founder and Chief Technology Officer of Apmetrix Analytics Inc. until it liquidated its assets in a Chapter 7 bankruptcy proceeding. Mark simultaneously was the Chief Technology Officer of Anametrix, Inc. from 2013 to 2014. From 2011 to 2013, Mark was the Co-founder and Chief Executive Officer of Plaor, a social games publisher that offered entertain and social experience for gamers. From 2010 to 2011, Mark was Vice President, Engineering, at Playdom and Disney Interactive Media Group, during which time he was responsible for a broad range of technology services. From 2005 to 2009, Mark was Director of PC Development and Executive Producer for Midway Games Inc., responsible for all processes, testing plans and online distribution models for PC development and distribution to optimize hardware of PC vendors and all PC franchises, including, among others, Lord of the Rings Online, Unreal Tournament 3, Rise & Fall and Stranglehold. Before joining Midway Games Inc., Mark was the founder, Chief Executive Officer and President of Rapid Eye Entertainment, Inc. from 2001 to 2005, where he developed, planned and organized all facets of the business, including strategy, creative, budgets, production, development and business management. From 1996 to 2001, Mark was Vice President, Development, for The 3DO Company, and before that, the Co-founder and Senior Vice President of New World Computing, Inc. beginning in 1986. He is a recipient of the Top Tech Exec Awards, San Diego, for 2015 and 2016, honoring him for being an outstanding information technology executive who works in San Diego, as nominated by his peers and clients.

40

Philippe Erwin, General Counsel and Executive Vice President of Business Development. With a background in international and intellectual property law, Philippe has been working in the games industry for over 20 years in various roles, from corporate senior executive to entrepreneur. From 2014 to 2017, Philippe was founder and Chief Executive Officer of Relativity Studios, a media and games company developing highly successful and engaging interactive content for top brands such as Mattel and Crayola, generating over 20 million downloads for its partners on the App and Google Play stores. From 2011 to 2013, Philippe was co-founder and partner of QED Associates, an interactive entertainment consultancy working with top media companies, video game publishers, and filmmakers, including Warner Bros., Tencent, Atari, Wargaming, and Mad Max director George Miller, where he identified and secured over $50 million in investment and distribution deals for its partners. Prior to that, from 2007 to 2010, Philippe co-founded and was the CEO of independent video game developer Collision Studios, where he managed the successful launch of over 20 titles across 10 different platforms (PC, Mac, Microsoft Xbox, Sony Playstation, Nintendo Wii, and Apple/Google mobile), including the highly successful “300: March to Glory” video game, which received a Sony’s Greatest Hits award. From 2002 to 2006, Philippe was Vice President of Interactive Entertainment at Warner Bros., where he was responsible for building and overseeing the studio’s video games publishing group, eventually resulting in $2B in sales from its key franchises such as Harry Potter, The Matrix, Batman, Justice League, Friends, and Cartoon Network. From 2000 to 2001, Philippe was Vice President of Business Affairs for the games group at Universal Studios (Bruce Lee, Spyro, Crash Bandicoot, etc.), where he handled a variety of legal matters including production and distribution deals, M&A, litigation, compliance issues and corporate matters. From 1996-1999, Philippe was Director of Business Development at Activision Blizzard, where he was responsible for the company’s ancillary business units, working with such franchises as Tony Hawk, Mechwarrior, Battlezone, and Activision classics. From 1992-1995, Philippe worked as an attorney at several large law firms in New York, Paris and Los Angeles, including Wilson Elser, Thomas & Associates and Loeb & Loeb, where he handled a variety of transactional and litigation work for Fortune 100 companies involving intellectual property, corporate, insurance, and international matters. Philippe is a member of the New York, Massachusetts, California, District of Columbia, Paris (France), London (UK) and US Patent and Trademark Office bar associations.

Board of Directors

The board of directors of the Company (the “Board of Directors” or the “Board”) consists of the following two members in addition to Lee Jacobson:

Frank Brian Fargo is a co-founder of the Company and a member of the Board of Directors. He has over 30 years of experience in the software publishing industry. Brian founded inXile Entertainment, Inc. (“inXile”), a developer of entertainment software for all popular game video game systems, personal computers and wireless devices, in 2002 and helped inXile successfully fund the development of Wasteland 2 through a Kickstarter campaign that raised over $2.9 million. In 2019, Brian sold inXile to Microsoft Games Studios, though he continues to serve as inXile’s Studio Head. From 1983 to 2001, Brian was the founder and Chief Executive Officer of Interplay, a company that he took public in 1998.

41

Keven Baxter is a member of the Board of Directors. Keven has over 29 years of experience advising technology companies in licensing and transactional matters. Since 2006, Keven has been a Partner at Baxter Technology Law, Inc. where he specializes in technology and media licensing and business and commercial transactions. From 2003 to 2005, Keven was Vice President, Legal, at Fair Isaac Corporation, which develops and markets scoring and analytic solutions to the financial, insurance, healthcare, telecommunications and other industries, where he managed the worldwide operational legal activity. From 1999 to 2002, Keven was the General Counsel and Vice President of Corporate Development for Buy.com, Inc. Keven was the General Counsel and Vice President of Corporate Affairs for Interplay Entertainment Corp. from 1995 to 1998. Prior to that time, Keven was a business and technology lawyer with the national law firm Brobeck, Phleger & Harrison. Mr. Baxter has been a licensed attorney in the State of California since 1988.

ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the three highest paid persons who were executive officers or directors during the issuer’s last completed fiscal year:

Name	Capacities in which compensation was received	Cash compensation (2019)		Other compensation (2019)	Total compensation (2019)
Lee Jacobson	Chief Executive Officer	$116,969.91		$0	$116,969.91
Mark Caldwell	Chief Technology Officer	$130,767.61		$0	$130,767.61
Philippe Erwin	General Counsel	$180,200.00	*	$0	$180,200.00	*

* Compensation was paid to UPO Inc., Mr. Erwin’s employer.

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding shares of our Common Stock owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and directors as a group and (ii) each executive officer or director who beneficially owns more than 10% of our Common Stock. All shares shown in the table as beneficially owned are owned directly by the named beneficial owner(s). The Company has no other class of voting securities.

42

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of Common Stock they own.

Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class
Directors and executive officers as a group	69,781,354	0	70.68%
Frank Brian Fargo(1)	40,621,230	0	41.14%
Lee Jacobson(2)	14,169,060	0	14.35%
Mark Caldwell(3)	14,169,060	0	14.35%

Outstanding shares	98,729,235		100.00%

(1)	1735 Flight Way, Suite 400, Tustin, CA 92782
(2)	645 Front Street, Unit 1803, San Diego, CA 92101
(3)	3650 Torrey View Court, San Diego, CA 92130

Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

During the last five years, (i) no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against any Company executive officer or director, or any person nominated to become a Company director, nor has any receiver, fiscal agent or similar officer been appointed by a court for (a) the business or property of such person, (b) any partnership in which he was general partner at or within two years before the time of such filing, or (c) any corporation or business association of which he was an executive officer at or within two years before the time of such filing and (ii) neither any Company executive officer or director, nor any person nominated to become a Company director: (a) has been convicted in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding, in each case, traffic violations and minor offenses); (b) has been the subject of an entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction, that permanently enjoined, barred, suspended, or otherwise, his or her involvement in any type of business, securities, commodities, or banking activities; (c) the subject of a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission or a state securities regulator of a violation of U.S. federal or state securities or commodities trading laws, which finding or judgment has not been reversed, suspended or vacated; (d) the subject of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limit his/her/their involvement in any type of business or securities activities; or (e) a disqualified person under Rule 262, Rule 505(b)(2)(iii), and Rule 506(d)(2)(ii) under the Securities Act.

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ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

As of October 31, 2020, the Company owed $1,241,743 (representing $1,195,000 in principal and $46,743 in accrued interest) to Roxy Friday, LLC, whose CEO, board chairman and sole owner is the Company’s co-founder and director Frank Brian Fargo. The loans, which bear interest at five percent (5%) per annum, will mature on February 1, 2021.

Other than as disclosed in the preceding paragraph, from the time of the Company’s formation on January 16, 2018 through the date of this Offering Circular, neither the Company nor its subsidiary (Robot Cache S.L.) has been, or is to be, a participant in any transaction or currently proposed transaction in which (i) any RC Related Person had or is to have a direct or indirect material interest (other than their Company compensation, which is described under “Compensation of Directors and Executive Officers”) and (ii) the amount involved in the transaction exceeded or will exceed the lesser of (1) $120,000 and (2) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years. For purposes of the preceding sentence, an “RC Related Person” is (A) any director or executive officer of the Company, (B) any nominee for election as a director of the Company, (C) any person who beneficially owns more than 10% of any class of the Company’s voting securities, (D) any promoter of the Company or (E) any immediate family member of any person specified in clause (A), (B), (C) or (D).

Any future transactions between either the Company or its subsidiary (Robot Cache S.L.), on the one hand, and an RC Related Person, on the other hand, will be entered into on terms that are commercially reasonable or otherwise no less favorable to the Company than those that can be obtained from any third party other than an RC Related Person.

ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), and our bylaws, which have been filed as exhibits to the Offering Statement. For more detailed information, please refer to these exhibits.

As of the date of this Offering Circular, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock, of which 98,729,235 Shares are issued and outstanding. As of the date of this Offering Circular, preferred stock is not authorized under the Certificate of Incorporation, and no preferred stock is issued or outstanding.

We have not undergone a stock split; paid either a cash dividend or a stock dividend; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future.

44

This Offering relates to the sale of up to 16,501,650 Units, as described below.

Units

The number of Units subject to this Offering is 16,831,683. Of that amount, we are offering for sale, to the public, up to 16,501,650 Units at a fixed price of $0.6060 per Unit. Each Unit consists of (i) two (2) Shares and (ii) one (1) Warrant to purchase one (1) Share at an exercise price of $1.00 per Share, subject to the conditions described below. The minimum purchase per investor is $1,000.00 (1,650 Units). Additional purchases may be made in multiples of $500.00 (825 Units). No investor will be entitled to a fractional Unit, Share or Warrant. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number. For example, and by way of illustration only, an investor making a purchase of $6,000 will be entitled to receive 9,900 Units, not 9,900.99 Units (the number that would result from dividing $6,000 by the Offering Price of $0.6060).

Common Stock

Voting Rights. The holders of the Common Stock are entitled to one vote for each Share held of record on all matters submitted to a vote of the stockholders. Under the Certificate of Incorporation and our bylaws, any corporate action to be taken by vote of stockholders other than for election of directors is authorized by the affirmative vote of a majority of the votes cast. Directors are generally elected by a plurality of stockholder votes, except that vacancies on the board may also be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum). Stockholders do not have cumulative voting rights.

Dividend Rights. Holders of Common Stock are entitled to receive, ratably, those dividends, if any, that may be declared from time to time by the Board out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock would be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Common Stock. The rights, preferences and privileges of the holders of Common Stock would be subject to, and could be adversely affected by, the rights of the holders of shares of any future class or series of preferred stock.

Warrants

Each Warrant included in an offered Unit will entitle its holder to purchase a single Share at an exercise price of $1.00 per Share. The Warrants will become exercisable on the first anniversary of the Qualification Date and will remain exercisable for five years, until their expiration on the sixth anniversary of the Qualification Date. See “Shares Eligible for Future Sale” below for certain restrictions with respect to the sale of Shares issuable upon the exercise of the Warrants.

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Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for our Common Stock, and we cannot predict the effect, if any, that market sales of Shares, or the availability of Shares for sale, will have on their prevailing market price from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including the issuance of Shares upon the exercise of outstanding options or warrants (including the Warrants), or the perception that these sales or issuances could occur in the public market after this Offering concludes, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

If all Units are sold, 132,392,601 shares of Common Stock will be outstanding (33,663,366 from this Offering and 98,729,235 previously issued). The number of shares outstanding upon completion of this Offering assumes:

●	the issuance of 16,501,650 Units, the maximum number offered for sale during the Offering Period; and

●	The issuance of 330,033 Units to ODB as its securities commission for the sale of 16,501,650 Units.

Shares issuable upon exercise of the Warrants will be “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”). In general, under Rule 144 (as in effect on the date of this Offering Circular), any investor (i) that, for purposes of the Security Act, is not deemed to have been a Company “affiliate” at any time during the period of ninety (90) days preceding a sale of Shares issued to that investor upon exercise of his, her or its Warrants and (ii) that beneficially owns those Shares for at least six (6) months after the Warrants’ exercise may sell those Shares without restriction, subject to the Company’s compliance with Rule 144’s public information requirements. In addition, a non-affiliate investor that has held, for at least one (1) year, the Shares that are issued upon exercise of the Warrants may sell those Shares without complying with Rule 144’s requirements.

Rule 701 Inapplicable

In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants, or advisors who purchases Shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701 is eligible to resell those Shares, in reliance on Rule 144, ninety (90) days after the Qualification Date, but without compliance with Rule 144’s various conditions, including compliance with specified holding periods. The Company has not adopted any such plan, and no such adoption is expected as of the date of this Offering Circular.

Lock-up and Market Stand-Off Agreements

There are no lock-up or market stand-off agreements currently in effect with respect to the Common Stock.

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, nor at any time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Shares and the Warrants underlying the offered Units will be passed upon by the law firm of Ross Law Group, PLLC, New York, New York.

EXPERTS

The Company’s financial statements for the year ended December 31, 2019 included in this Offering Circular have been audited by IndigoSpire CPA Group, LLC, an independent registered public accounting firm, as stated in its report appearing herein. The financial statements have been included in reliance upon that firm’s report on its authority as an expert in accounting and auditing.

46

PART F/S

Report of Independent Registered Public Accounting Firm

INDEPENDENT AUDITOR’S REPORT

November 6, 2020

To:	Board of Directors, ROBOT CACHE US INC.
Attn: Lee Jacobson
Re:	2019-2018 Financial Statement Audit

We have audited the accompanying consolidated financial statements of ROBOT CACHE US INC. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, shareholder equity, and cash flows for the calendar year period ended December 31, 2019, the inception period of January 16, 2018 through December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholder equity and its cash flows for the calendar year period ended December 31, 2019 and the inception period of January 16, 2018 through December 31, 2018 thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes to the financial statements, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

November 6, 2020

F-1

ROBOT CACHE US INC.

BALANCE SHEET

As of December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$40,699	$88,767
Deposits	18,860	18,860
Prepaid expenses	115,077	98,408
Other current assets	30,895	0
Total current assets	205,532	206,045

Cryptocurrency, net	5,031	913,541
Investment, net, held-for-sale	153,440	325,500
Capitalized platform development costs	1,222,040	808,844

Total Assets	1,586,043	2,253,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	137,756	124,012
Accrued expenses	43,514	14,985
Other current liabilities	29,168	13,197
Total Current Liabilities	210,437	152,193

Notes payable, related party – non-current portion	753,301	0
Simple Agreements for Future Tokens	8,456,607	13,365,805

Total Liabilities	9,420,345	13,517,998

SHAREHOLDERS’ EQUITY

Common Stock (200,000,000 shares of $0.001 authorized, 85,711,048 and 78,912,398 shares issued and outstanding as of December 31, 2019 and 2018)	85,711	78,912
Additional paid-in capital	4,902,399	0
Retained earnings	(12,822,412)	(11,342,980)
Total Shareholders’ Equity	(7,834,302)	(11,264,068)

Total Liabilities and Shareholders’ Equity	$1,586,043	$2,253,930

F-2

ROBOT CACHE US INC.

STATEMENT OF OPERATIONS

For Year Ended December 31, 2019 and

January 16, 2018 (inception) through December 31, 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018

Revenues	$0	$0
Less: Cost of goods sold	0	0
Gross profit	0	0

Operating expenses
General and administrative	1,846,208	3,583,208
Sales and marketing	44,996	404,235
Total operating expenses	1,891,203	3,987,443

Net Operating Income (Loss)	(1,891,203)	(3,987,443)

Interest income (expense), net	7	3
(Impairment) of cryptocurrency	(142)	(2,846,320)
Gain (Loss) on sale of cryptocurrency	96,707	(1,734,142)
Gain (Loss) on sale of stock investments, held-for-sale	223,880	0

Tax provision (benefit)	0	0

Net Income (Loss)	$(1,570,751)	$(8,567,901)

Foreign currency translation, gain (loss)	3,459	(100,579)
Unrealized gain (loss) on stock investments, held-for-sale	87,940	(2,674,500)

Total Comprehensive Income (Loss)	$(1,479,432)	$(11,342,980)

Earnings per share, basic	$(0.01)	$(0.11)
Earnings per share, diluted	$(0.01)	$(0.11)

F-3

ROBOT CACHE US INC.

STATEMENT OF SHAREHOLDER EQUITY

For Year Ended December 31, 2019 and January 16, 2018 (inception) through December 31, 2018

See Independent Auditor’s Report and Notes to the Financial Statements

			Additional		Total
	Common Stock		Paid-In	Retained	Shareholder
	# of shares	$	Capital	Earnings	Equity
Balance as of January 1, 2018	0	$0	$0	$0	$0
Share issuances (shares issued to founders)	78,912,398	78,912			78,912
Net income (loss)				(11,342,980)	(11,342,980)
Balance as of December 31, 2018	78,912,398	$78,912	$0	$(11,342,980)	$(11,264,068)
Conversion of SAFTs to common shares	6,798,650	6,799	4,902,399		4,909,198
Net income (loss)				(1,479,432)	(1,479,432)
Balance as of December 31, 2019	85,711,048	$85,711	$4,902,399	$(12,822,412)	$(7,834,302)

F-4

ROBOT CACHE US INC.

STATEMENT OF CASH FLOWS

For Year Ended December 31, 2019 and January 16, 2018 (inception) through December 31, 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
Operating Activities
Comprehensive Net Income (Loss)	$(1,479,432)	$(11,342,980)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Cryptocurrency impairment	142	2,846,320
(Gain) loss on sale of cryptocurrency	(96,707	1,734,142
(Gain) loss on stock investments	(223,880)	0
Unrealized (gain) loss on stock investments	(87,940)	2,674,500
Share-based compensation	0	1,673,840
Changes in operating asset and liabilities:
(Increase) Decrease in deposits	0	(18,860)
(Increase) Decrease in prepaid expenses	(16,659)	(98,418)
(Increase) Decrease in other current assets	(30,895)	0
Increase (Decrease) in accounts payable	13,744	124,012
Increase (Decrease) in accrued expenses	28,529	14,985
Increase (Decrease) in other current liabilities	15,971	13,197
Net cash used in operating activities	(1,877,048)	(2,379,264)

Investing Activities
Proceeds received from sale of cryptocurrency, net	979,555	934,675
Proceeds received from the sale of stock investments, net	483,800	0
Costs of platform development	(378,676)	(741,644)
Net change in cash used in investing activities	1,075,679	193,031

Financing Activities
Proceeds from notes payable	753,301	0
Proceeds from issuance of SAFTs	0	2,275,000
Net change in cash from financing activities	753,301	2,275,000

Net change in cash and cash equivalents	(48,068)	88,767

Cash and cash equivalents at beginning of period	88,767	0
Cash and cash equivalents at end of period	$40,699	$88,767

Cash paid for interest	$0	$0
Cash paid for income taxes	$0	$0

F-5

ROBOT CACHE US INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending December 31, 2019 and 2018

NOTE 1 – NATURE OF OPERATIONS

ROBOT CACHE US INC. (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on January 16, 2018 (“Inception”). The Company is developing a platform for the development and distribution of digital games. The Company is headquartered in San Diego, California.

Since Inception, the Company is in development stage and has relied on securing loans and funding from founders and investors. As of December 31, 2019, the Company had negative retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 8). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 8) and the receipt of funds from revenue producing activities. If the Company cannot secure additional capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations. Additionally, in 2020, the Company faces economic uncertainty due to the COVID-19 pandemic.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

F-6

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2019 and 2018, the Company had $40,699 and $88,767 of cash on hand, respectively.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to seven years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2019, the Company did not have any fixed assets and there was no impairment or depreciation.

Capitalized Development Costs

Developed costs are capitalized at cost. Expenditures for renewals and improvements or continued development (including payroll) are capitalized. Once commercial feasibility is procured, the balance of capitalized development costs will be amortized over three years.

The Company reviews the carrying value of capitalized development costs for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. As of December 31, 2019 and 2018, the Company had capitalized $1,222,040 and $808,844, respectively, of development costs.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10. The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company. Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. The Company had not yet recorded any deferred offering costs as of December 31, 2019.

F-7

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 214-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

●	Identify the contract with the customer
●	Identify the performance obligations within the contract
●	Determine the transaction price
●	Allocate the transaction price to the performance obligations
●	Recognize revenue when (or as) the performance obligations are satisfied

The Company’s primary source of revenue is the digital distribution of the gaming properties hosted on the platform. The Company has not yet recognized revenue.

F-8

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of December 31, 2019 and 2018, the Company had no material balances of accounts receivable.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Cryptocurrency and Stock Assets

The Company received cryptocurrency and marketable stock investments as part of its fund raising. In 2018, the Company raised $11,770,878 through the issuance of Simple Agreements for Future Tokens (“SAFTs”) (that have since converted to common stock) which included $3,000,000 of stock in THC Therapeutics Inc. (OTC: THCT) and $6,495,878 in cryptocurrencies, primarily bitcoin (BTC) and ether (ETH). The Company uses fair value principles to revalue the market pricing of the assets held and records impairment or unrealized gain or loss on these financial assets in the period incurred.

As of December 31, 2019 and 2018, the Company recorded the following cryptocurrency and stock investment assets:

	Stock investments in THCT	Cryptocurrency
Balance as of January 16, 2018 (inception)	0	0
—acquisition of assets, cost	3,000,000	6,495,878
—sale of assets		934,675
—realized loss on assets		(1,734,141)
—unrealized loss during period	(2,674,500)
—impairment		(2,846,320)
Balance as of December 31, 2018	325,500	913,541
—sale of assets	(483,800)	(979,555)
—realized gain on assets	223,800	96,707
—unrealized gain on assets	87,940
—impairment		(142)
Balance as of December 31, 2019	153,440	5,031

Advertising

The Company expenses advertising costs as they are incurred.

F-9

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – INCOME TAX PROVISION

The Company is treated as a C corporation for US federal tax purposes. The Company has filed its corporate income tax return for the period ended December 31, 2019 and 2018. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date they are filed. The Company incurred a loss during the period from Inception through December 31, 2019 and the deferred tax asset from such losses have been fully valued based on the uncertainty of their future use and value.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company compensates its founder and management team for services rendered to the Company. In the years ended 2019 and 2018, the Company paid cash compensation to Brian Fargo, Lee Jacobson and Mark Caldwell, who collectively own a combined more than 50 percent of the outstanding shares of the Company. Additionally, to continue funding the operations of the Company, an affiliate of the Company has lent it approximately $740,000 in secured funding.

Because these transactions are among related parties, it cannot be guaranteed that this level of compensation or sales prices are commensurate with market rates for the goods and services rendered.

NOTE 5 – DEBT

The Company has obtained loans from an affiliate entity with common ownership, Roxy Friday, LLC, totaling approximately $740,000 as of December 31, 2019.

F-10

In 2018, the Company raised money by issuing SAFTs to investors as well as issuing SAFTs to certain advisors in exchange for their services. The terms of the SAFTs differ for each investor, however, in June 2019, the Company’s board of directors passed a resolution intending to convert each of the SAFT holders into common stock holders. The process was still underway as of December 31, 2019. As of December 31, 2019, the Company intends to issue another 6,471,398 shares of common stock to SAFT investors who had initially contributed $3,861,680 in funding in exchange for their SAFTs as well as issuing an additional 1,020,765 shares of common stock to advisors to replace their SAFTs holdings.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases corporate office space under a monthly sublease arrangement. The monthly commitment of the Company under the sublease arrangement is $9,148 per month. This rent amount has been reduced in 2020 by more than 20 percent.

Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 7 – EQUITY

The Company has a single class of stock (common stock), of which 200,000,000 shares are authorized, and 89,219,820 and 78,912,398 shares are issued and outstanding as of December 31, 2019 and 2018 (not including a paid-in but not-yet-allocated 3,295,965 shares of common stock), respectively. More than fifty percent of the outstanding stock is held by the founders of the Company.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has incurred losses since inception and has not yet generated revenue as of December 31, 2019. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Anticipated Regulation A Offering

The Company intends to offer up to $10,000,000 of Units of the Company’s securities through an exemption from the registration requirements of the federal securities laws (the “Regulation A Offering”). Each Unit, which will be offered at a price of $0.606 apiece, will entitle the investor to two shares of the Company’s common stock and a warrant to purchase an additional share of common stock.

The Regulation A Offering is being made through Republic (or its affiliates), a fundraising and marketing company. Republic is receiving compensation related to the Regulation A Offering commensurate with its services.

Management’s Evaluation

Management has evaluated subsequent events through November 6, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-11

ROBOT CACHE US INC.

BALANCE SHEET

As of June 30, 2020

TOTAL

ASSETS
Current Assets	$98,240.87
Bank Accounts
Accounts Receivable	$160.14
Other Current Assets	$115,694.20
Total Current Assets	$214,095.21
Other Assets
A/D Cryptocurrency	0.00
Accumulated Amortization of Platform Costs	-203,673.36
Deposit - WorldPay	56.19
Investments - Stocks	0.00
Investments - Stocks (USD)	153,440.00
Platform Capitalized Costs	1,222,040.33
Security Deposit	18,859.88
Total Other Assets	$1,190,723.04
TOTAL ASSETS	$1,404,818.25
LIABILITIES AND EQUITY
Liabilities
Current Liabilities	$367,119.78
Long-Term Liabilities
Deferred Income Robo	0.50
S/H Note Payable	1,026,428.76
Total Long-Term Liabilities	$1,026,429.26
Total Liabilities	$1,393,549.04
Equity
Additional Paid-In Capital	13,344,716.86
Common Stock	100,000.00
Retained Earnings	-11,148,138.93
Share-based Compensation	-1,673,839.68
Net Income	-611,469.04
Total Equity	$11,269.21
TOTAL LIABILITIES AND EQUITY	$1,404,818.25

F-12

ROBOT CACHE US INC.

PROFIT AND LOSS

January - June, 2020

TOTAL
Income	$7,942.65
GROSS PROFIT	$7,942.65
Expenses	$395,915.98
NET OPERATING INCOME	$-387,973.33
Other Income	$2.06
Other Expenses	7.05
Unrealized Gain or Loss
Amortization of Platform Costs	203,673.36
Franchise Tax	275.00
Gain (loss) from sale of Sale of Cryptocurrencies	-3,847.66
Inter-co Exch Gain or Loss	262.64
Interest Expense	23,127.38
Total Other Expenses	$223,497.77
NET OTHER INCOME	$-223,495.71
NET INCOME	$-611,469.04

F-13

ROBOT CACHE US INC.

STATEMENT OF CASH FLOWS

January - June, 2020

TOTAL
OPERATING ACTIVITIES
Net Income	-611,469.04
Adjustments to reconcile Net Income to Net Cash provided by operations:	394,248.33
Net cash provided by operating activities	$-217,220.71
INVESTING ACTIVITIES
Deposit - WorldPay	-56.19
Net cash provided by investing activities	$-56.19
FINANCING ACTIVITIES
Deferred Income	0.00
Robo
S/H Note Payable	273,127.38
Retained Earnings	-2,722.91
Net cash provided by financing activities	$270,404.47
NET CASH INCREASE FOR PERIOD	$53,127.57
Cash at beginning of period	45,730.48
CASH AT END OF PERIOD	$98,858.05

F-14

Items 16/17

Index to Exhibits/Description of Exhibits

Exhibit Number	Description
1.1	Offering Listing Agreement with OpenDeal Broker LLC*
2.1	Certificate of Incorporation
2.2	Certificate of Amendment to Certificate of Incorporation
2.3	Bylaws
3.1	Form of Warrant*
4.1	Subscription Agreement*
6.1	Software License Agreement with Dead Mage, Inc.
6.2	Digital Dragon Games Inc. Development Agreement
6.3	Consulting Agreement Philippe Erwin
6.4	Development Agreement with Moonify S.A.R.L.
6.5	Patent Assignment Mark Phillip Caldwell
11.1	Consent of IndigoSpire CPA Group, LLC*
12.1	Legal Opinion of Ross Law Group, PLLC*

* To be filed by amendment

47

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 17, 2020.

ROBOT CACHE US INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	CEO (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities indicated.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	CEO and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

/s/ Keven Baxter
Name:	Keven Baxter
Title:	Director

/s/ Frank Brian Fargo
Name:	Frank Brian Fargo
Title:	Director

48